Exhibit 10.1

EXECUTION VERSION

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of May 13, 2013, between Pike Electric Corporation, a Delaware corporation (the “Company”), and LGB Pike II LLC, a Delaware limited liability company (the “Selling Stockholder”).

WITNESSETH:

WHEREAS (i) the Selling Stockholder wishes to sell certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) the Company wishes to purchase such shares of Common Stock from the Selling Stockholder, in each case upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Definitions

SECTION 1.01. Definitions. For purposes of this Agreement, the terms defined in the preamble have the respective meanings ascribed to them therein, and the following terms have the meanings set forth below:

“person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental authority or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

“Public Offering” means the public offering of shares of Common Stock held by the Selling Stockholder pursuant to a registration statement filed with the Securities and Exchange Commission on September 7, 2006, and a prospectus supplement filed with the Securities and Exchange Commission on or about the date hereof, each under the Securities Act of 1933, as amended.

“Purchase Price” means an amount per share equal to (i) the price per share of Common Stock set forth on the cover of the final prospectus supplement used in connection with the Public Offering, minus (ii) the discounts and commissions per share of Common Stock payable to the Underwriters in connection with the Public Offering, as set forth in such final prospectus supplement.

“Solvent” means, with respect to a particular date and entity, that on such date (i) the present fair saleable value of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the transactions contemplated by this Agreement, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital; and (v) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

“Stockholders Agreement” means the Stockholders Agreement, dated as of April 18, 2002, as amended and supplemented from time to time, among the Company (as successor to Pike Holdings, Inc.), certain Rollover Holders (as such term is defined therein), certain Management Stockholders (as such term is defined therein) and the Selling Stockholder (as successor to LGB Pike LLC).

“Underwriters” mean the several underwriters named in the Underwriting Agreement for which J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives.

“Underwriting Agreement” means the Underwriting Agreement, to be entered into among the Company, the Selling Stockholder and the Underwriters in connection with the Public Offering.

ARTICLE 2

Purchase and Sale

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (defined below), (a) the Selling Stockholder shall sell, transfer and deliver to the Company, free and clear of all security interests, claims, liens, equities or other encumbrances such aggregate number of shares of Common Stock (such aggregate amount, the “Shares”) equal to $40,000,000 (the “Aggregate Purchase Price”) divided by the Purchase Price, rounded down for any fraction of a share, and (b) the Company shall purchase and acquire the Shares from the Selling Stockholder in exchange for the payment of the Aggregate Purchase Price by the Company pursuant to Section 2.02(a).

SECTION 2.02. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP concurrently with the closing of the transactions contemplated by the Underwriting Agreement, or such other date and time as may be mutually agreed to by the Selling Stockholder and the Company, after satisfaction or waiver of all conditions set forth in Section 2.03 (the date on which the Closing actually occurs being the “Closing Date”). At the Closing:

(a) The Company shall deliver to the Selling Stockholder the Aggregate Purchase Price by wire transfer of immediately available funds to an account specified by the Selling Stockholder at least two business days prior to the Closing Date.

(b) The Selling Stockholder shall (i) surrender or cause to be surrendered to the Company the certificates representing the Shares, properly endorsed by the Selling Stockholder or accompanied by duly executed stock transfer powers and (ii) deliver or cause to be delivered to the Company a duly completed and executed original copy of Internal Revenue Service Form W-9 for the Selling Stockholder.

SECTION 2.03. Conditions. The obligations of each party to consummate the transactions contemplated by this Agreement at the Closing are subject to the conditions that: (a) the Public Offering shall have been consummated in accordance with the terms and conditions set forth in the Underwriting Agreement; (b) immediately prior to and immediately after giving effect to the consummation of the transactions contemplated by this Agreement the Company shall be Solvent; and (c) immediately prior to the Closing, the actual, current value of the Company’s assets minus its liabilities shall be greater than the sum of (i) the Aggregate Purchase Price, plus (ii) the Company’s statutory capital.

SECTION 2.04. Interim Actions; Frustration. The Company shall not take any action, or fail to take action, that results in or would reasonably be expected to result in any condition set forth in Section 2.03(b) or 2.03(c) to fail to be satisfied. To the fullest extent permitted by applicable law, the Company shall not be entitled to rely on the failure of any condition set forth in Section 2.03(b) or 2.03(c) if such failure was caused by the Company’s failure to comply with the foregoing sentence.

SECTION 2.05. Certain Tax Matters. The Company shall pay the Aggregate Purchase Price to the Selling Stockholder, free and clear of, and without reduction or withholding for, any taxes.

ARTICLE 3

Representations and Warranties

of the Selling Stockholder

The Selling Stockholder represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

SECTION 3.01. Authorization. The Selling Stockholder has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Selling Stockholder.

SECTION 3.02. No Conflicts. The execution and delivery by the Selling Stockholder of, and the performance by the Selling Stockholder of its obligations under, this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, (b) result in any violation of the provisions of the limited liability company agreement, charter, bylaws or similar organizational documents of the Selling Stockholder or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency, except in the case of clauses (a) and (c) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of the Selling Stockholder to perform the transactions contemplated by this Agreement.

SECTION 3.03. Title to Shares. The Selling Stockholder has valid title to the Shares to be sold by the Selling Stockholder at the Closing Date, free and clear of all security interests, claims, liens, equities or other encumbrances.

SECTION 3.04. Receipt of Information. The Selling Stockholder has received all the information it considers necessary or appropriate for deciding whether to dispose of the Shares. The Selling Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Shares and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Selling Stockholder has not received, or is not relying on, any representations or warranties from the Company, other than as provided herein.

ARTICLE 4

Representations and Warranties of the Company

The Company hereby represents and warrants to the Selling Stockholder as of the date of this Agreement and as of the Closing Date as follows:

SECTION 4.01. Authorization. The Company has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company. A committee comprised of the “independent” (as such term is defined under the rules and regulations of the New York Stock Exchange) directors of the Company has recommended approval of this Agreement to the Board of Directors and the Board of Directors of the Company has authorized this Agreement and the performance of the Company’s obligations hereunder.

SECTION 4.02. No Conflicts; Solvency. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (b) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency, except in the case of clauses (a) and (c) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform the transactions contemplated by this Agreement. On and immediately after the Closing Date, the Company (after giving effect to the consummation of the transactions contemplated by this Agreement) will be Solvent. The actual, current value of the Company’s assets minus its liabilities is greater than the sum of (i) the Aggregate Purchase Price, plus (ii) the Company’s statutory capital.

ARTICLE 5

General Provisions

SECTION 5.01. Termination.

(a) This Agreement may be terminated and the transactions contemplated by it abandoned before the Closing pursuant to the mutual written consent of the Company and the Selling Stockholder at any time prior to the Closing.

(b) This Agreement may be terminated at the election of the Company or the Selling Stockholder by written notice and the transactions contemplated hereby abandoned without further action by the Company or the Selling Stockholder if the Closing does not occur on or before May 17, 2013.

SECTION 5.02. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Selling Stockholder or the Company without the prior written consent of the Company or the Selling Stockholder, as the case may be, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

SECTION 5.03. Amendment; Waiver. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

SECTION 5.04. Notice. All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be given in accordance with and governed by the notice requirements of the Underwriting Agreement.

SECTION 5.05. Third Parties. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

SECTION 5.06. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

SECTION 5.07. Exclusive Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in the Underwriting Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this clause. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) To the fullest extent permitted by law, each party hereto waives any and all rights such party may have to a jury trial with respect to any dispute arising under this Agreement or the transactions contemplated hereby.

SECTION 5.08. Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

SECTION 5.09. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, term sheets, memoranda of understanding, letters of intent, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party. This Agreement is intended to define the full extent of the legally enforceable undertakings, representations and warranties of the parties hereto in respect of the transactions contemplated hereby, and no promise, statement, representation or warranty, express or implied, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each of the parties acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby, neither of them has relied upon any statements, representations or warranties, express or implied, written or oral, other than those explicitly set forth herein. For the avoidance of doubt, this Agreement shall have no impact on the terms and conditions set forth in the Underwriting Agreement or the Stockholders Agreement.

SECTION 5.10. Further Assurances. Each of the Company and the Selling Stockholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

SECTION 5.11. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 5.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed to the minimum extent necessary so that this Agreement may be construed and enforced in such jurisdiction to the maximum extent that such illegal or unenforceable provision may be enforced.

SECTION 5.13. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

SECTION 5.14. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 5.15. Expenses. Each of the Company and the Selling Stockholder shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Share Repurchase Agreement as of the date first above written.

COMPANY:

PIKE ELECTRIC CORPORATION

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Chairman & CEO

SELLING STOCKHOLDER:

LGB PIKE II LLC

By:	/s/ Robert Lindsay
Name:	Robert Lindsay
Title:	Authorized Signatory

[Signature Page to Share Repurchase Agreement]